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On April 26, 2021, an interview with Daniel Joseph Rice, IV, the Chief Executive Officer and a director of Rice Acquisition Corp. (“RAC”), was published on the Absolute Return Podcast. During such interview, Mr. Rice discussed, among other things, the proposed business combinations involving RAC, Aria Energy LLC and Archaea Energy LLC. Below is a copy of the transcript of the interview, which is being filed herewith as soliciting material.

Julian Klymochko: All right. We got Danny from Rice Acquisition on the podcast today. Super excited to get into a ton of stuff. You’ve got the Rice Acquisition SPAC deal recently announced, which appears to be a huge winner thus far, going to get into the weeds on that one. But prior to getting into that, I really wanted to touch on your background for our listeners, because there’s a lot of interesting things that you’ve been through. A lot of insights, we want to glean from your experience, specifically starting out with a stint in investment banking, which we can all relate to. Then co-founding Rice Energy, I think, with your brothers. Selling it to EQT, and then a subsequent proxy fight, which is, you know, a whole bunch of crazy stuff happening there, I’m sure. How did all of that go down if you want to give us a quick run through say, you know, the last 10, 15 years of your career?

Danny Rice: Yeah. It’s been an action-packed decade to say the least. Great to be with you guys today. The background, it really, really set the stage for kind of what we’re doing today. So, our background. Originally from Boston, Massachusetts. Got into the energy business down in Houston back in 2005, 2006. Moved there after college and then got my first job in investment banking for Tudor, Pickering & Holt. And then from there, one day Toby called me at the office and said, Hey, I’m leasing land up in Pennsylvania, you might want to get up here. And I told my wife, Toby’s leasing up in Pennsylvania, we need to go with Toby to Pennsylvania. So that was 2007. And so, we moved to Western Pennsylvania in the early days of what was the Marcellus shale, right.

Julian Klymochko: Right.

Danny Rice: And we moved to Pittsburgh and soon the youngest Rice brother Derek, the three Rice brothers, we were out there in Pittsburgh figuring out how to develop shale. We didn’t necessarily have much expertise in shale other than we understood hydraulic fracturing. And we understood the ways things had been done historically in oil and gas weren’t as relevant or as important to the way things needed to be done in shale development. And I think that’s a very important theme as we think about just what we’re doing here on the energy transition. So, we definitely want to circle back to that, but I think really our approach at Rice Energy, we’re going to figure out ways to do things better than they had been done in the past. And we’re going to certainly surround ourselves with the best team possible to be able to achieve success.

And so then from 2008, until 2017, we built Rice Energy into one of the largest energy producers in North America. And then in 2017, one of the larger competitors up in Marcellus, EQT Corporation, came knocking and we were both public companies and certainly at that point as public companies, you have to do what’s in the best interest of shareholders.

Julian Klymochko: Right.

Danny Rice: And they made us an offer that we frankly just couldn’t refuse. And we merged with EQT to create the largest natural gas company in North America. And I think it was certainly at the time, the best deal for shareholders and certainly looking back, it was a very good deal for shareholders. So, I stayed on the EQT board. Toby and Derek retired for a little bit of time for a few months. And then fast forward to, you know, a year and Toby was inserted as CEO of EQT. And so, Toby, the middle Rice brother is the CEO of the largest natural gas company in North America.

Julian Klymochko: Okay, and that transition of the CEO. That was via a proxy battle, and how were you guys successful from that perspective and what was the issue that you’re trying to fix to the extent that something was wrong with the pro forma entity?

Danny Rice: Yeah, it’s, I mean, it’s certainly a touchy subject. I think it’s certainly an interesting one in the sense of, you know, we had built from scratch a very well run E&P Company. It was one that really leveraged data and technology to just do things the right way. And so, it was a very lean operating machine.

Julian Klymochko: Right.

Danny Rice: And I think for a company like EQT, which was a 130-year-old company, right. They got their start in Appalachian 130 years ago, so quite old. And I think their mantra was, we’re the biggest, which means we’re the best.

Julian Klymochko: Right.

Danny Rice: And I think that certainly was just a recipe for, I wouldn’t say disaster, but just taking that attitude, proved to be almost fatal. And so, they acquired a very well-run company that didn’t have many employees, we only had 550 full-time employees relative to other companies that had thousands to do the same amount, if not more work, more productivity came from our wells and our assets. And so, it was just a case of a company thinking that they could just do things better than a couple, a bunch of kids in their thirties, and it ended up proving that we just did things better, did things more efficiently. And so, when they took over the assets, it just overwhelmed the archaic systems that they had there. And it just, you know, wells were drilled slower, results were poor, just not as much visibility into actually what was happening in the field. And, you know, as an E&P Company, your ability to generate highly economic wells is the lifeblood of your company. And if you can’t do that, you’ll be out of business pretty quickly, especially with just where commodity prices are these days. And we kind of all knew, we saw what was happening. Toby and the folks outside the company could see it from afar. I was on the board seeing it happen. But they saw it and they said, we need to do something about it. This is their perspective, right.

Julian Klymochko: Right.

Danny Rice: And so, then Toby and Derek and others, they said, we need to fix this business. And partly it was because the Rice family was still one of the largest shareholders of EQT.

Julian Klymochko: Right.

Danny Rice: And so, there was a huge economic reason to do so, but I think probably more important than that was, this was our legacy, right. That was now in the hands of EQT management and board. The last thing you want to see is, is your legacy that you spent 10 years building just go by the wayside because the company just wasn’t able to manage it properly. So, I think that was probably as much if not more important than the economic piece.

It certainly resonated with shareholders what Toby and Derek and Kyle Durham, who’s now the president of our SPAC, what they were trying to do, which was, we need to just fix this business. It’s not trying to do things that hadn’t yet been done before. It’s really just taking the proven technology, improvement approach with our people that we had employed and really perfected at Rice for the last 10 years and just re-institute them within EQT. And that was the proposition to shareholders. And I think surprisingly to the legacy management in EQT, but it resonated really well with shareholders, shareholders overwhelmingly voted in support of Toby stepping in to help fix the business. And you know, quite simply part of his plan was, look, we’re going to be able to reduce your Capex by three, four, five hundred million dollars per year, just by doing things the right way. And we’re going to able to streamline the organization and fast forward, I guess, 12 months, 18 months at this point, he’s been able to achieve everything that he said he was going to do. And now the company is on a fantastic path to just value creation for the shareholders. But also, I think they’re doing a lot of really cool things on the ESG front. Particularly around the environment, emissions measurement, monitoring. Because I think the way Toby is approaching this business: yes, we’re a natural gas company today, but we have a fantastic opportunity to becoming an emissions leader in the traditional energy industry. And so, I think Toby taken a very fresh approach to what it means to be a traditional energy company today, right. I think the last thing any of us want to see, and we kind of had a front row seat at it. up at Appalachia, whereas you saw coal go by the wayside.

Julian Klymochko: Yep.

Danny Rice: Right. And I think part of it was just because they just assumed that they were going to be a foundational source of energy for the industry and we saw how quickly natural gas replaced them. And so, you’re starting to see just elements of that with other sources of renewable energy, starting to eat into traditional energy demand. And so, it’s really a catalyst for companies like EQT that are very technology driven, very progressive in terms of trying to find new ways to do things. It’s a really cool opportunity for them to really just redefine what it means to be a traditional energy developer. So, Toby is pretty excited about that. I’m on the board and I kind of have a front row seat at this one now. So, it’s really interesting to see how EQT is evolving to become a leader for the environment as a natural gas company.

Julian Klymochko: Yeah. It’s a really interesting notion that we’re hearing more and more of these days, you mentioned a number of key terms, energy transition, ESG, and really, you know, the future of energy as you know, fossil fuels become less of a focus for capital markets and then renewables more environmentally friendly energy is really taking the stage. I was wondering from a seasoned veteran in the energy business, clearly, you’ve read the tea leaves, you know, transitioned that you know, traditional oil and gas and what you’re doing at Rice Acquisition on the RNG side. What are your thoughts on the future of oil and gas and energy specifically?

Danny Rice: So, I mean traditional oil and gas, it is critical. I think it’s going to be with us for a whole lot longer than I think what most people hope and believe. And I think it’s just a permanent fixture. Infrastructure wise, behavior wise, within our society. That it’s going to be much, much harder and costly to wean ourselves and reduce our dependence on oil and these other fossil fuel products. That doesn’t mean it’s not going to happen, I think it’s just not going to happen overnight the way I think a lot of people want it to.

Julian Klymochko: Right.

Danny Rice: And I think renewables and other forms of alternative energy just aren’t at the scale today to allow us to do that, right. So, I think just taking a very practical view of things, it is going to take many decades for us to do that. That doesn’t mean we can’t start today. And I think what we’re kind of doing on the RNG side is probably a really cool example of ways that you can accelerate some of that transition to renewable fuels, but at the same time still rely on the infrastructure that the traditional energy industry has given us. But yeah, I think oil and gas, I think, is really going to have to take a much more proactive role in just the responsible development of it, right. Carbon capture could be a huge avenue for oil and gas to be able to get on even footing with other forms of renewable energy. I think the trickiest thing is, as we all know, this is global warming, right? This isn’t just U.S. warming, North American warming, this is a global thing, right.

And so, I think it’s important for us as a nation and as a society to be able to acknowledge, you know, we can only control what we can control in the United States or in Canada, or, you know, the rest of North America. But the larger, I guess, issue that we see. The 800-pound gorilla here, the elephant in the room, if you will, is really what’s China and India going to do? Because no matter what we do in terms of just reducing our impact on the environment, if China continues to build as many coal plants as they’re building. It sounds bad, but it just isn’t really going to matter how energy efficient we become in North America. And it’s just because the amount of energy, the amount of power that China is developing in new coal-fired power plants is going to just greatly overwhelm anything we try to do here.

So, this really does become a global solution. I think the thing that’s really interesting here, and this is I think, where natural gas, especially traditional natural gas, plays a very active role as what we did in Appalachia in Pennsylvania, for U.S. energy independence over the last decade. We saw U.S. carbon dioxide emissions go down from the period of 2008 to 2018. Now it wasn’t because of wind and solar development. It was because of growing natural gas development displacing coal demand in the United States. And it’s so interesting because over the course of doing this clean energy SPAC, right, we’ve gotten in front of a bunch of really, really smart institutional investors that are saying, you sound a bit like a hypocrite. You’re getting in front of us saying you’re doing a clean energy SPAC, but you’re sitting there on the EQT board and you’re one of the largest shareholders of a natural gas production company. And I think one of the things that people probably don’t give the traditional natural gas industry credit for is, we’re the leading player in reducing U.S. CO2 emissions over the last decade as a result of being able to displace coal.

Julian Klymochko: Right.

Danny Rice: And so, I think as we just take a broader view of energy and energy supply, I think there’s going to be cases where you probably need to lean more heavily on natural gas because it’s going to help us displace coal, which is a whole lot dirtier and a whole lot more toxic for the environment. And so, I think if we accelerated and really encouraged natural gas development, especially here in the United States to export it to Asia, to China, to India, to help really retard some of that growth that you’re seeing on the coal side, that’s actually going to be better for the environment than if we said no more natural gas tomorrow because that would just put even greater emphasis on coal development in some of these emerging nations. And so, it’s a tricky one. The calculus isn’t as linear as less natural gas is better for the environment. It’s actually more natural gas is better for the environment because it’s getting rid of coal. So, it’s a tough one because that is a very tough calculus for a lot of people to be able to digest. But hopefully, you know, the leaders of the countries here on this side of the ocean really look at the math to say, this does make sense for us to just embrace more natural gas.

Michael Kesslering: And then in terms of the calculus, not just being that simple, I’m curious. You had mentioned before, I mean, your whole mandate and where you found success in the energy business, is that focus on data and technology within the space in terms of operations. Now is part of the pitch to institutional investors that many of them started to have an ESG mandate, is that your success and ability on the operational side to just be more efficient, not only helps with actual margin levels so that you’re just able to drill more economically when things of that nature, but also that can be part of the pitch on the ESG side is that’s actually a lot better for the environment if you’re more efficient as a producer.

Danny Rice: Yep. Mike, that’s one hundred percent, right. I think the two pieces of what we bring I think is unique, is the experience and the scale piece of it. Being able to build a very, very large energy producer at scale that operates like a startup in terms of just how flat and transparent and nimble the organization is, I think that’s important. You certainly see companies in the tech world do that really, really well. And we kind of emulated a lot of just best practices from that industry and brought it over to the oil and gas industry, which is really, you know, one of the foundations of our success was really having a tech enabled organization that can scale up really quickly without missing a beat. And then I think the other piece, which is probably more nuanced is just a very logic driven approach, almost just unapologetically, logical. And I think that was part of like why we did a SPAC in the first place was, you know, so we sold the company back in 2017. We put in 30, $40 million dollars, the Rice family, and we grew that into a billion dollars. And we made our shareholders even more money than that. And you can imagine, this is before SPACs even became what they are today. We’ve had a bunch of banks pitching us on, hey, you guys should do a SPAC, you should do a SPAC. And we said, we really don’t want to do a SPAC, and that was from 2018 through 2020. Folks just pitching us on it. We said this, we just don’t see a reason why we need to do one. And then we started to see folks doing SPACs in the energy space and they were more geared towards electric vehicles, battery tech, charging.

And those are great businesses. Those are good businesses. But I think we started to become concerned because people were starting to just associate electric vehicles with being clean energy or just being renewable. And we’re sitting here saying, putting an electric vehicle on the grid in the United States is like 10 or 20% better than just having a gasoline powered vehicle, so it’s marginally better. If you take an electric vehicle and you put it in China and it’s running on the grid in China, it’s actually worse for the environment because you’re going from a gasoline powered vehicle to one that’s now two-thirds powered by coal, right? And so, we’re sitting here saying there’s not much logic in a lot of the capital that’s starting to flow into this clean energy space. And we said, nobody’s really looking at ways to decarbonize the grid.

Everybody’s focused on electric vehicles. Everybody’s focused on batteries and charging. What really need to do is, somebody needs to develop that stuff and that’s happening, and that’s great. But nobody’s really working on further decarbonizing the grid, right. And so that’s kind of what we said is, we’re going to really look at just some of these alternative fuels, that’s what we were going to do with our SPAC. And I think just the lens that we were able to look at the alternative fuels market in terms of, you’re almost like an E&P company where you’re identifying the assets and you’re just developing large disparate sources of energy, right. And so we said, there’s a lot of cool parallels between what we had done on the traditional oil and gas side and where we could just put our skillset to work on the renewable space, so let’s go do that. Like we weren’t going to wind, we weren’t going to do solar, we weren’t going to do like transistors or any of these other really cool cutting-edge things. We’re really wanting to focus on like proven businesses, proven technologies that really just needed to have some capital, a lot of capital and access to just the ability to scale really where it would just kind of just draw on our skillset. And so that was really just like the basis for why did we do a SPAC, you know, last fall? And why did we go into this part of the clean energy and not the vehicles and the batteries and the charging? Like kind of where most everybody else has decided to focus their acquisition scope.

Michael Kesslering: Very practical approach that you’re taking to it, right. And something that really caught my ear that you mentioned is that you’re taking a lot of cross-pollination of ideas from, our best practices operationally from tech and using that in your industry, which I think is brilliant, right. It’s something that I think there’s a lot of that when you look at really well-run companies, there are similarities throughout industries. When you mentioned that, which tech companies in particular were really catching your eye for some of those best practices?

Danny Rice: I mean, Toby was really the innovator of a lot of these things on the technology side, overseeing operations, but it was things like using Salesforce to be able to manage the business, to really just consolidate all of the communication and information around wells, which really became the source of the data, right. Can you aggregate all of that communication within a digital work environment, rather than having conversations over email or conversations live, verbally, or over the phone, it was put everything within a digital work environment so that everything happens there. All those conversations are really categorized around those projects, around the assets of the business. And that really allowed us to be able to not just manage the business in a digital work environment, but allowed us to manage the business by exception, right. You know, when you have 5 or 6,000 thousand wells, you don’t want to have to pay attention equally to all 5 or 6,000 wells, you want to pay attention to the wells that have problems, right.

The ones that are going great, you don’t want to have to spend a minute on them. So, it’s being able to develop the systems and the processes to just manage everything by exception. So as the largest natural gas company in North America, your workload is very minimal because you’re quite efficient and only paying attention to what you need to pay attention to. So, it was a much different approach to the way oil and gas had been in the past. But I think part of it was just because we only know over the last decade have been able to develop tools in, you know, in the tech industry that allows us to do these things today, right. And so, I think it’s really just having a perspective to say, is there a better way to do things with the technology that we have today?

Right, and I think for just most, just legacy, oil and gas executives that have been quite successful over a 30-, 40- or 50-year career, it’s much harder to take a fresh approach to the way things have been done in the past, if they’ve been so successful doing it a certain way. So just being able to take that just out of the box approach and always just question, am I doing things the best way possible? Was kind of how we did E&P. And so, we really just brought that attitude and that perspective to the landfill gas business, which I don’t know if you guys want to go into that one, if you want to segue into that now, or you have other things in the background.

Julian Klymochko: No, definitely. Let’s get into the recently announced SPAC deal, a Rice Acquisition business combination with Aria Energy and Archaea Energy. So, three into one, and a $1.15 billion deal. Creates an industry leading renewable natural gas platform. Prior to getting into some of the financial details. I wanted to discuss, or hear your perspective on how exactly renewable natural gas works and some insights into that technology?

Danny Rice: Sure. So, when we completed the SPAC back in October. The SPAC was at $237 million dollar IPO completed back in October, when we got in front of investors to do the IPO, we said, look, we’re going to focus on renewable fuels. And renewable fuels, I mean, it’s very broad, there’s renewable diesel, there’s biodiesel. You can start to get into chemicals, you can get into ethanol. And then we even put carbon capture in that group, right. Because it was all about decarbonizing the grid. And so, we said, we’re going to really just try to find the best renewable fuel we can out there. And then from there, it was okay, we really need to start paying attention to like the renewable feedstock, the feedstock to that renewable fuel, right. I think for us, that was super critical to where we ultimately ended up was, what is the risk profile of the underlying feedstock? Are there going to be supply chain issues? Are there going to be cost issues? Are they going to be reliability issues? And then, you know, because this was a clean energy SPAC, how environmentally beneficial is it, right? So, you have all these criterion that we needed to go through and diligence. And so, as part of just our pitch on the road show to investors, there’s a lot of different renewable fuels and feed stocks out there, we’re going to find you guys something really cool, and if that means we have to get creative and just leverage just our creativity in being able to do deals, then we will. But I think ultimately whatever it is we’re going to do, we want this thing to eventually become the industry leader or the leader within its sector, right. And I think that’s just because for us, it’s fun and enjoyable. And I think we can create a ton of value being able to build the largest producer of whatever it is, similar to what we did on the E&P side. The other thing that was, I guess there was two others like unique things about our SPAC, I guess maybe three. When we launched it, the first one, it was structured as an Up-C and Mike, I think you, you noted this on Twitter, you said, hey, these guys structured their SPAC as an Up-C, which is unique because it does provide a pretty material tax benefit to the shareholders on the sponsor economics, which we have a super low-cost basis but a super high value if we’re able to do a good deal. And so, there’s a huge tax component that we’re essentially giving to the shareholders in the form of a tax shield. So right off the bat, we’re trying to be as super thoughtful with tax planning as we can, so that was one piece. But the other piece I expected was a little bit unique was, we didn’t have a lot of the traditional SPAC investors in our SPAC. It was, we said, look, we’re transitioning ourselves from the traditional energy industry to this clean energy industry. And as we started to have conversations with folks over the last couple of years on that topic, there’s a lot of really, really smart, intelligent, successful traditional energy investors and workers that are all trying to figure out their own transition to the clean energy side of the business, right.

And a lot of them are struggling because a lot of the parts of clean energy is very high tech especially on the solar side, but a lot of it is becoming just captured by the utilities, right, with all these renewables, with wind and solar. And so, we said, we really want to help you guys, talking to the institutional investors from the energy side, we want to help you guys transition yourselves into smart, clean energy investments, right. And so that was kind of the pitch to them. And so, if you actually look at the shareholders in our IPO, 80% of it is just traditional or long only energy investors. So, this wasn’t, and there’s nothing wrong with the New York City hedge funds that specialized in SPACs, or just any of the other SPAC Arb books. But we really wanted to establish a foundation of energy guys that knew we’d bring them a really great energy deal.

They’re not just going to flip it because the stock goes up 20 and 30%. They’re going to participate even more so on the PIPE because they understand the business that we’re bringing to them, right. I think that’s a challenge with a lot of these SPACs is, it really just becomes, you’re really just relying on the management team’s success and track record, and ability to sell a deal to bring you a good one into, you know, whether you’re going to sell or just roll, or if you’re going to up and increase your PIPE. I think for us, we wanted to bring a business that the investors could diligence themselves. And we wanted to bring them a business that was proven and profitable and with a very clear plan of how this company is going to grow.

So that was kind of like, that was what we promised to investors. And so, we had fantastic long only energy investor base within our IPO, which I think is a little bit unique. So then over the course of the last six months, really for the first couple of months following the IPO, you know, Kyle and I, Kyle Derham, the president of our SPAC, with me, him and I really just did as much work as we could. Understanding all the different renewable fields out there, including landfill gas, right. We looked at everything, the soybean oils, the beef tallows, beef fat for beef rendering to turn into renewable diesel, right. Ethanol, we looked at corn, we looked at everything. And ultimately, we concluded that: when you look at just the reliability, the predictability, the cost, the security of and the environmental benefit of it, landfill gas is the best renewable feedstock we’ve ever seen, which was confirming in a way, because we had made an investment several years ago in a landfill gas developer outside of Pittsburgh called Archaea Energy, one of the two companies that’s actually involved in this. And so, it really just confirmed everything that we had seen over the last couple of years, which was, if we’re really talking about creating and developing the lowest cost, most predictable environmentally beneficial feedstock out there, as obscure as it is, landfill gas really is the best feedstock. And so what is landfill gas? If you look at just a municipal waste facility, what we would all just call it a dump, the waste is just deposited there in these cells. And as those cells are closed up, the waste just decomposes just through an anaerobic digestion process and it converts into CO2 and methane. That’s just what it breaks down into, those gases.

And so, landfill gas is about 50% methane and about 40% CO2, oxygen, nitrogen, some other nasty stuff, hydrogen sulfide and siloxanes. And so in the United States, all the landfills currently produce around, in oil and gas parlance we talk about in terms of per day, so 1.9 BCF per day is what all landfills in the United States produce today. And we have some really cool pie charts in our slides if you go to www.ricespac.com you can kind of see, where does landfill gas go to today? So about 13% of the landfill gas actually gets converted into RNG, which is called renewable natural gas. And that’s really the focus of the Archaea business here is, is renewable natural gas. Landfill gas is an interesting one because the landfill industry itself is quite fragmented, it’s a sleepy industry, there are not many public companies out there doing it and the ones that are doing it aren’t doing it the way this Archaea business doing it. So, it’s a new industry most people don’t know about, and there’s a ton of companies out there, just not a lot of large companies. And so, we kind of came to the conclusion, alright we want to do landfill gas, but you know, it’s going to be tough sledding because there’s a whole lot of companies out there and none of them were really at the size to be able to go public themselves. I think a little bit more serendipitous than anything as we were completing the IPO, Ares Management, a super large private equity investor, successful one, had made an investment in a landfill gas developer out of 2007 and 2010 vintage funds. So super old funds that were actually on extension, which means they only had not much time left to be able to return all the capital back to their investors, right, to their LPs. And so they were about to start running a process and they did start to run a process to do something with that business. We approached them, we started to participate in the process and the challenge there was, it wasn’t a super large business as a standalone, right. I think if you guys looked at the presentation, the consideration were painted to Ares for Aria is $680 million dollars. The business isn’t large enough to be a public company all by itself. So that was one component of why there’s a mashup of two businesses here. And then I think the other one is when we started to actually evaluate the complimentary nature of the Aria and Archaea assets and skillset and strategy, it became pretty clear to us real quick that combining Aria and Archaea to create that leading RNG platform in North America today would make the most sense for shareholders.

So, this is where things got interesting because we had one of the two companies that were involved in this deal as a portfolio company, through my family office.

Julian Klymochko: Right.

Danny Rice: Rice Investment Group. And so as soon as we saw that as a potential opportunity for the SPAC, we elevated the three independent directors at Rice Acquisition Corp to form a special committee, engage their own financial advisors, and we said, you guys have to take over the negotiations of both of these transactions because me and Kyle have to recuse ourselves. And so, him and I were actually cut out from the entire process, which was it was, it was quite scary, right. Because we had been so deeply involved in running all of our businesses, our whole lives, that for us to be totally hands off and really just cut off from the whole process was quite terrifying. But I think when the dust eventually settled, what we ended up with was two highly complementary, renewable gas developers, both experts in landfill gas, in some form or fashion. That when you put them together, creates the leading platform in North America for RNG development. So, it’s a fascinating one on a couple of fronts, but I think there’s really a few features of this company that really sets us apart from not just other landfill gas developers or from other RNG developers, but really from other companies that are going public through the SPAC process today. I think the first and foremost, it’s a proven, profitable business today. In 2020 it generated over $40 million dollars of EBITDA and over the course of the next four years, just from developing the existing landfill gas assets, the two businesses have collectively, we’re going to be able to get to over $300 million dollars in EBITDA. And then when you start to roll in some of the new opportunities that the company is pursuing, you get to that 2025 EBITDA of close to $400 million dollars just from executing the plan and layering on (which is like the most unique part of this business versus other RNG developers) the company’s real focus is long-term fixed price, current commercial contracts with investment grade counterparties. So, the company’s focus is really to produce all of this gas from the landfills. You capture it, you process it, you take the methane and you put the methane into a pipe and you’re able to ship it to users across the country, or even up to Canada. We have a few companies, a few customers up in Canada that are taking this gas to, you know, their utilities. So, they’re taking it to their customers up there. So, because of we’re able to leverage the natural gas infrastructure network we already have in this country, that this country has spent trillions of dollars on over the last 70, 80 years, we’re able to leverage that infrastructure to be able to transport this low carbon or in some cases, no-carbon natural gas to users all across the country.

Julian Klymochko: So, what this deal really represents is basically a doubling down of Rice Investment Group, on RNG. Specifically, you mentioned having an existing investment in Archaea Energy from a number of years ago. So not only are you gaining a larger interest in this entity, through your SPAC shares, but you’re also participating in the PIPE, your family office, $20 million dollars in the PIPE. One thing that stood out to me with respect to this deal, and you discussed facilitating the right shareholders and really targeting a certain investor base. I notice that Seth Klarman’s Baupost Group in the PIPE financing, they’re obviously well-respected as one of the best investment groups out there. How did you make this happen? And how did you facilitate those types of investors?

Danny Rice: Julian, That’s great question. I think, you know, as the deal came together, we were working on the presentation for the PIPE. And the PIPE, for everybody at home, you have the IPO in the front and that raises capital for the SPAC. And then on the back end, you’ll do a PIPE, a private investment in public equity. And that’s really just to give you additional, dry powder in cash for when the deal closes. And so, we did our PIPE you know, in the two weeks leading up to announcing the deal. So, as we were creating the SPAC, we said, man, we really think long-term blue chip institutional investors are going to love this deal. And it’s like, how do you position it? Because it has the stigma of being a SPAC, which, you know, typically is high risk, but higher reward, higher growth, but higher variables. So, it was just being able to combat that stigma with really being able to cut through that with like, what gets us really excited as investors in this business? For one, we had to educate everybody on RNG because most people did not know what RNG was. They didn’t know that landfill gas was a thing. So, we had to educate them, first and foremost, on just the foundations of this business. And so, the bulk of our conversations was really around getting people to have, just a foundational understanding of what’s RNG. And then from there, you can give them the value proposition of why you want them to invest in this company. And so, I think that the reason we got people excited about investing in this company was, I think there’s really a few pieces to it.

First was it is a proven profitable business today and it’s proven technologies that we’re deploying. It was taking an entrepreneurial team and inserting them into a very staid, old fragmented industry. Landfill gas had been around forever. You just really haven’t heard about it because it’s been just quite sleepy on the private side. And we said, this is an industry that deserves to be in the spotlight because of everything that we’re doing for the environment here. Just one aside on the environment piece, and I’d love to throw this in because you know, we were doing this and not another electric vehicle company: capturing all of the emissions from landfills in the United States has the same environmental impact as electrifying 75% of U.S. passenger vehicles, which blows people’s minds when they hear that. I think it really just speaks to the environmental benefit of what this company is going to lend to the world and being able to access public capital and aligning itself with like-minded long-term shareholders creates a really powerful platform.

And so, we’ve got in front of these investors, we said, look, this is a proven profitable business today. This is the environmental benefit that this thing adds to society. Oh, and by the way, the business strategy on the commercial side is 10-to-20-year long-term fixed price off-take arrangements with customers that are trying to achieve their own carbon neutrality goals. And I think that’s like the coolest piece that really brings this thing as to why now, right? Like, if this thing is so special, why haven’t there been 10 landfill gas developers that have gone public over the last 10 years?

And the reality is, you know, in the last two years, three years is when society has really said, we need to get to carbon neutrality. We need to start meeting the goal set by the Paris Accord. And so now it’s not just people saying this, but now it’s organizations and corporations saying, I’m going to set my own carbon neutrality goals. And I’m going to get there by 2030, 2040. You can’t just say it, right. You actually have to go out there and procure the energy to get there. And so, when you look at just the menu of options to be able to reduce your carbon intensity, there’s not a lot of very predictable baseload fuel ways to get there. Now you can do wind and solar, but wind and solar is intermittent and it will be intermittent until there’s a lot more groundbreaking battery technology to make it less intermittent. And so, when you look at like your solutions on the baseload side, renewable natural gas is your only way. And it’s really renewable natural gas coming from landfills that really becomes the key source to provide low carbon or in our case, no carbon base load fuel. And so, University of California is probably a fantastic example where they said, okay, we’re going to get to carbon neutrality. Landfill gas is actually cheaper for us to do it rather than ripping up all of our existing, natural gas infrastructure. Let’s just use that and just buy the renewable natural gas and we’ll do it under a long-term fixed price contract. And when you’re able to sign up a 10 or a 20-year contract, and those customers have just that peace of mind, knowing that that landfill is going to be producing that gas for 10 to 20 years, you’re helping them achieve their carbon neutrality while at the same time, you’re able to deliver massive shareholder value creation. And so just that dynamic is really, really interesting and really unique where the more emissions we can capture, the more profit we can make and the closer we can allow our customers to get to achieving their own carbon neutrality goals. There’s not a lot of companies in the world, public or private, that can make that kind of statement. And so that’s really the public platform that we’re creating for all stakeholders, it’s really cool.

Julian Klymochko: Yeah, you talk about why now, and clearly there’s a number of dynamics playing out that thesis on why this business plan is supported in the market. Plus, the stock market is very keen on this deal, stock up about 50% since announcement. And what I should point out is a very difficult tape. I mean, I think out of the past ten SPAC deals, Rice is perhaps the only one that has gone up significantly. Most other ones are just kind of flat and don’t do very much. So, you know, clearly, it’s resonating with investors. And from that perspective, I wanted to get into your experience as a SPAC sponsor. What advice would you give to others considering SPAC sponsorship? And also, one thing we haven’t touched on is the dynamite, ticker symbol, you guys are going with, LFG. So, from a PG perspective, which is how we try to keep it on this podcast to the uninitiated, that would be, “Let’s Freaking Go.” But I thought that was just another interesting creative component of the transaction here.

Danny Rice: Yeah, Julian, it stands for landfill gas. Yeah, I think part of our success is making sure that we can have fun while we’re creating value, right.

Julian Klymochko: Right.

Danny Rice: And that makes it the most sustainable as we can enjoy what we’re doing. And it’s the little things like the ticker symbols. But like, we’re so dead serious about the success of this company and all the companies that we get behind. And I think, yeah, just the last point on the shareholder piece, which I think was the beginning of that question on the Baupost and the Wellington’s as we got in front of them with the story. We were very thoughtful about the synergies and how complimentary Aria and Archaea were together, that it really provides a much more comprehensive, almost Bulletproof business plan that it would have just been more challenged if it was just trying to take one of those company’s public by themselves, right. And I think that was part of our promise to shareholders was, look, if we have to roll up our sleeves and put a couple of companies together and take them public, we’ll do that. So for us, it was always like bringing a fantastic opportunity that investors, frankly, wouldn’t have been able to get anywhere else, right. I think it wasn’t trying to recycle something and bring it to the market that they could already invest in. It was, we want to create like a new category for investors to get excited about. And so that kind of came through and as we built the book for the PIPE, it was, you know, it was way over subscribed. We’re able to upsize it a bit. And we’re able to most importantly, pick what investors we wanted in the PIPE. And for us, we’re definitely playing the long game. I mean, you see it in like the commercial contracts. We could easily say, we’re not going to have a long-term commercial strategy and we could probably make more money over the next two years because spot prices for RINs and LCFS, which are the environmental attributes, you can just sell in the open market, in the spot market. Those are a whole lot higher than what we’re signing up for long-term contracts. But for us, this is a long game, right. We’re really thinking about this business over the next 10 to 15 years in doing what’s in the best interest of the business over that timeframe. And when you kind of build a business and you have features of the business that do take that longer term horizon, you ended up attracting those types of investors.

So, it was probably less surprising and more gratifying to see the story resonate with really smart long-term money. Because those are frankly like the guys that you want in your stock. So, if the stock does double or triple, you know, they’re not selling because they believe in the long-term aspects of this business. And so, I think we were able to deliver a pretty cool business that has this long-term view, but even just on like near term metrics, it’s still super accretive relative to where the peers are trading. I think if you just look at the metrics you know, the peers are trading at what it would imply like 30 bucks a share for RICE or LFG, whatever the ticker is that you guys want to use. So, we know it’s still trading at a discount to its peers, and that’s not necessarily saying you should buy the stock today at this price. It just means we’re trading at a fair discount to the peers. And so, there’s still, you know, for folks, a fantastic opportunity to continue to buy at a discount, not just where their peers are, but where we think the intrinsic value of this business goes as we just continue to execute the business over the next two years. So, we feel good, I mean, we feel great about this first one and, you know, Kyle and I, from Rice Acquisition Corp, we’re going to be still deeply involved in this business. We’re staying on the board. The three independent directors from Rice Acquisition Corp are staying on the public company board, along with the representative from Ares and the CEO of Archaea. And so we’re still going to be deeply involved in the success of this business, mostly because the opportunity set in front of it is quite incredible. And there’s still a lot of wood to chop in terms of just getting the message out about what is LFG, what’s RNG, and why is it really like the best bridge between the traditional energy industry and the renewable energy industry. There’s just not a lot of stuff out there that’s like it. And then not to mention, you know, me and my family will be the largest shareholder of this company. This is our single largest investment, which I think really just speaks to our conviction around the business. And so, we anticipate being long-term shareholders of this thing as we continue to create a ton of shareholder value in the future. So, it’s pretty exciting. We’re really proud for this being our first deal as a SPAC.

Julian Klymochko: You touched on a lot of key themes and really to summarize the investment case for the stock LFG. You mentioned the ESG component, obviously that is really the overarching theme, thesis of this company, but it’s also profitable. You got long-term contracts, so relatively stable revenue base, you got tremendous growth opportunities. You mentioned the valuation metrics at a discount, if investors want to look at the investor presentation to look at the comps, obviously, experience management with a track record of success, and anything else with respect to why investors should consider LFG?

Danny Rice: No, you nailed it all and you really did. That was a really good summary that. You could have shortened the entire conversation from 40 minutes down to 30 seconds.

Julian Klymochko: All right, great. Well, I’ve been listening so prior to wrapping things up here Danny. Where can investors find out more about LFG?

Danny Rice: You can go to www.ricespac.com, that’s just the landing page for Rice Acquisition Corp’s SPACs. And on that page, you can find a copy of our investor presentation. You can find a transcript to the presentation. There’s an audio version. You can hear us talk through the presentation. It’s such a fascinating industry and as we’ve gotten in front of investors, we begin the call by saying there’s a 99% chance you’ve never learned anything about RNG or LFG, and we will start from scratch with explaining it to you. And so, I think the more people can understand the way it all works, the more I think they’ll really appreciate the value proposition we have. And I think that’s just kind of our attitude with everything is, the more transparent and detailed we can be, the more informed people become as investors and the better decisions they’re ultimately going to make, either with our stock or with someone else’s stock. So please use what we have on that website as a resource for this and other investments.

Julian Klymochko: And I noticed you said SPACs, plural. I should note that you guys did file for Rice Acquisition Two. So, investors need to keep their eyes open for that one, obviously should be in high demand, just given the winner that the first iteration turned into, but Danny, I understand you’re super busy. I don’t want to take up your entire day. So, thank you for joining us on The Absolute Return Podcast. A lot of really good insights that you’ve provided on LFG, the Rice Acquisition template and really the future of energy. So, thank you for sharing that with us today.

Danny Rice: I really appreciate hanging out with you guys. Just have me back anytime, I mean it.

Julian Klymochko: All right. Well, I have to definitely follow up on that with respect to Rice Acquisition Two. Looking forward to that one and wishing you the best of luck.

Danny Rice: Okay, thanks guys.

Julian Klymochko: All right. Bye everyone.

* * * * *

Forward Looking Statements

This communication includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “may,” “might,” “will,” “would,” “could,” “should,” “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions, although not all forward looking statements contain such identifying words. All statements other than historical facts are forward looking statements. Such statements include, but are not limited to, statements concerning the proposed business combinations (the “Business Combinations”) involving, among others, Rice Acquisition Corp., a Delaware corporation (“RAC”), Aria Energy LLC, a Delaware limited liability company (“Aria”), and Archaea Energy LLC, a Delaware limited liability company (“Archaea” and, together with Aria, the “Companies”) and the related financing transactions; market conditions and trends; earnings, performance, strategies, prospects and other aspects of the businesses of RAC, the Companies and the combined company post-combination (the “Combined Company”). Forward looking statements are based on RAC’s current expectations, estimates, projections, targets, opinions and/or beliefs, and such statements involve known and unknown risks, uncertainties and other factors.

The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward looking statements include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed Business Combinations and any transactions contemplated thereby; (b) the ability to complete the proposed Business Combinations, the related financing and other transactions contemplated thereby due to the failure to obtain approval of the stockholders of RAC or other conditions to closing of the proposed Business Combinations; (c) the ability to meet the New York Stock Exchange’s listing standards following the consummation of the Business Combinations and related transactions; (d) the risk that the proposed transactions disrupt current plans and operations of the Companies as a result of the announcement and consummation of the proposed Business Combinations; (e) the ability to recognize the anticipated benefits of the proposed Business Combinations, which may be affected by, among other things, competition, the ability of the Combined Company to grow and manage growth profitably and retain its management and key employees; (f) costs related to the proposed Business Combinations and related transactions; (g) the possibility that either of the Companies may be adversely affected by other economic, business and/or competitive factors; (h) the Combined Company’s ability to develop and operate new projects; (i) the reduction or elimination of government economic incentives to the renewable energy market; (j) delays in acquisition, financing, construction and development of new projects; (k) the length of development cycles for new projects, including the design and construction processes for the Combined Company’s projects; (l) the Combined Company’s ability to identify suitable locations for new projects; (m) the Combined Company’s dependence on landfill operators; (n) existing regulations and changes to regulations and policies that effect the Combined Company’s operations; (o) decline in public acceptance and support of renewable energy development and projects; (p) sustained demand for renewable energy; (q) impacts of climate change, changing weather patterns and conditions, and natural disasters; (r) the ability to secure necessary governmental and regulatory approvals; and (s) other risks and uncertainties indicated in the preliminary or definitive proxy statement, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (the “SEC”) by RAC.

The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward looking statements, which speak only as of the date made. RAC, the Companies and the Combined Company do not undertake or accept any obligation or undertaking to update or revise the forward looking statements set forth herein, whether as a result of new information, future events or otherwise, except as may be required by law.

Important Information about the Business Combinations and Where to Find It

In connection with the proposed Business Combinations, RAC intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. This communication does not contain all the information that should be considered concerning the Business Combinations, and it is not intended to provide the basis for any investment decision or any other decision regarding the proposed Business Combinations. RAC’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed Business Combinations, as these materials will contain important information about the Combined Company, RAC, the Companies and the proposed Business Combinations. When available, the definitive proxy statement will be mailed to the stockholders of RAC as of a record date to be established for voting on the proposed Business Combinations. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov.

Participants in the Solicitation

RAC, the Companies and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies of RAC’s stockholders in connection with the proposed Business Combinations. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of RAC’s stockholders in connection with the proposed Business Combinations, including their names and a description of their interests in the proposed Business Combinations, will be set forth in the proxy statement relating to such transaction when it is filed with the SEC.

No Offer or Solicitation

This communication shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed Business Combinations. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

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